Finisar Corporation Announces Second Quarter Financial Results

SUNNYVALE, CA -- 12/09/2008 -- Finisar Corporation (NASDAQ: FNSR), a global technology leader for fiber optic subsystems and network test systems, today announced financial results for its second fiscal quarter ended November 2, 2008. Revenues of $159.5 million included approximately two months of financial results of Optium Corporation following the combination of the two companies on August 29, 2008.

FINISAR FINANCIAL HIGHLIGHTS – SECOND QUARTER ENDED NOVEMBER 2, 2008

                               GAAP        GAAP     Non-GAAP(a) Non-GAAP(a)
                              Nov 2,      Oct 28,     Nov 2,      Oct 28,
                               2008        2007        2008        2007
                            ---------   ---------   ----------  ----------
                                (in thousands, except per share data)
Optical products revenues   $ 147,746   $  90,930   $  147,746  $   90,930
Network test products
 revenues                   $  11,760   $   9,769   $   11,760  $    9,769
Total revenues              $ 159,506   $ 100,699   $  159,506  $  100,699
Gross margin                     30.2%       31.6%       35.6%       37.0%
Income (loss) from
 operations - before
 impairment                 $ (10,257)  $  (7,422)  $   12,799  $    3,514
Operating margin - before
 impairment                      (6.4)%      (7.4)%        8.0%        3.5%
Goodwill impairment charge  $ 178,768   $       -   $        -  $        -
Net income (loss)           $(186,831)  $ (10,813)  $   10,345  $    1,485
Net income (loss) per share
 - basic                    $   (0.44)  $   (0.04)  $     0.02  $     0.00
Net income (loss) per share
 - diluted                  $   (0.44)  $   (0.04)  $     0.02  $     0.00
Shares - basic                426,601     308,635      426,601     308,635

(a)  In evaluating the operating performance of Finisar’s business, Finisar management utilizes financial measures that exclude certain charges and credits required by generally accepted accounting principles, or
     GAAP, that are considered by management to be outside Finisar’s core operating results.  A reconciliation of Finisar’s non-GAAP financial measures to the most directly comparable GAAP measures as well as additional related information can be found under the heading
     "Finisar Non-GAAP Financial Measures" below.

Highlights for the quarter included:

--  Total revenues increased to $159.5 million, up $30.8 million, or
    23.9%, from $128.7 million in the preceding quarter and up $58.8 million, or 58.4%, from $100.7 million in the second quarter of the prior year;

--  Optics revenues increased to $147.7 million, up $32.0 million, or
    27.6% from $115.8 million in the preceding quarter and $56.8 million, or
    62.5%, from $90.9 million in the second quarter of the prior year. Revenues for the second quarter included approximately two months of Optium results following the merger totaling approximately $36.5 million;

--  Revenues from the sale of products for 10/40 Gbps applications reached
    $54.0 million in the second quarter including approximately two months of
    Optium results, up $21.8 million, or 67.6%, from $32.2 million in the preceding quarter and up $35.8 million, or 96.1%, from $18.2 million in the second quarter of the prior year;

--  Network Test revenues decreased to $11.8 million, down $1.2 million, or 9.1%, from a record $12.9 million in the preceding quarter, but up $2.0 million, or 20.4%, from $9.8 million in the second quarter of the prior year. The sequential decrease primarily reflected the sale of the Netwisdom product line in the first quarter;

--  Gross margin decreased to 30.2%, compared to 38.4% in the preceding quarter and 31.6% in the second quarter of the prior year. The decrease from the prior quarter reflects in part the results of the merger as the blended gross margin for the combined company for the preceding quarter would have been approximately 35.0% had the merger been effective in that quarter;

--  Operating loss before a charge for goodwill impairment was $10.3 million, or (6.4)% of revenue, compared to operating income of $7.7 million, or  6.0% of revenue, in the preceding quarter and an operating loss of $7.4 million, or  7.4% of revenue, in the second quarter of the prior year;

--  A charge of $178.8 million for the impairment of goodwill was recognized in conjunction with a deterioration in the macroeconomic environment and a material reduction in the Company's market value as of the end of the second quarter. This followed the addition of $150.1 million in goodwill as a result of the Optium merger;

--  A net loss of $186.8 million, or $0.44 per share, compared to net income of $4.0 million, or $0.01 per share, in the preceding quarter and a net loss of $10.8 million, or $0.04 per share, in the second quarter of the prior year; and

--  Cash and short-term investments, plus other long-term investments that can be readily converted into cash, totaled $51.9 million compared to
    $124.6 million for the prior quarter.  The decrease reflects the payment of
    $92.0 million in debt reduction for the Company's 5.25% convertible notes that matured on October 15, 2008, partially offset by the addition of $31.8 million in additional cash as a result of the Optium merger.  Finisar has classified certain of its investments as long-term based on its intent to hold these securities until maturity, although they can be readily sold if required.

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Finisar provides supplemental information regarding its operating performance on a non-GAAP basis. Finisar believes this additional information provides investors and management with additional insight into its underlying core operating performance by excluding a number of non-cash and cash charges as well as gains or losses principally related to acquisitions, the sale of minority investments, restructuring or other transition activities, impairments and financing transactions. For the second quarter of fiscal 2009, these excluded items included, among other items described in Finisar Non-GAAP Financial Measures below, a non-cash charge of $178.8 million for the impairment of goodwill; a $10.5 million non-cash charge for acquired in-process research and development related to the Optium merger; a $4.8 million noncash charge for slow moving and obsolete inventory; $3.8 million in non-cash stock compensation expense; $2.3 million in amortization charges related to acquired developed technology and purchased intangibles arising from previous acquisitions; a non-cash charge of $1.7 million related to a foreign exchange transaction loss; a non-cash charge of $1.4 million related to the valuation of inventory acquired in the Optium merger, a non-cash charge of $1.2 million related to impairment of a minority investment; and a non-cash benefit of $8.4 million related to tax timing differences.

Excluding these items:

--  Non-GAAP gross margins decreased sequentially to 35.6%, compared to
    40.0% in the preceding quarter and 37.0% in the second quarter of the prior year.  The sequential decrease in non-GAAP gross margin was primarily the result of the Optium merger as the blended gross margin for the combined company for the preceding quarter would have been approximately 36.2% had the merger been effective in that quarter; and

--  Non-GAAP operating income of $12.8 million, or 8.0% of revenue, was down from a record $13.4 million, or 10.4% of revenue, in the preceding quarter, but up from $3.5 million, or 3.5% of revenues, in the second quarter of the prior year.  The decrease in operating margin from the previous quarter was primarily due to of the effect of the inclusion of approximately two months of Optium results in the quarter; and

--  Non-GAAP net income decreased to $10.3 million, or $0.02 per diluted share, compared to $10.9 million, or $0.03 per diluted share, in the preceding quarter and $1.5 million, or $0.00 per diluted share, in the second quarter of the prior year.

"While our results for last quarter fell within expectations, current economic conditions are challenging," said Jerry Rawls, Finisar's executive Chairman of the Board. "Based on a variety of data points, it appears that revenues in our upcoming quarter will be down on a sequential basis. However, thanks to a pipeline of new product qualifications, we see the potential for a return to sequential growth in the April quarter."

"We have largely completed the integration of both companies as of the end of last quarter and are already racing to realize the additional synergies that were identified at our Analyst Day in New York on October 7, 2008," said Eitan Gertel, Finisar's Chief Executive Officer. "In addition, we have recently undertaken a number of cost reduction actions in response to the current macroeconomic environment."

Adoption of New Accounting Principle

In conjunction with aligning the accounting practices of Finisar and Optium following the merger, the Company has determined that it will no longer capitalize third party costs associated with new patent filings. The Company has decided that all such costs will be expensed going forward and it will adjust prior quarters to reflect the net impact of expensing previously capitalized costs and reversing the associated amortization. The impact for the first six months of the current fiscal year was an additional charge of approximately $454,000.

CONFERENCE CALL

Finisar will discuss these financial statements and its current business outlook during its regular quarterly conference call scheduled for today, December 9, 2008, at 2:00 p.m. Pacific Time. To listen to the call you may connect to the investor page of Finisar at www.finisar.com or dial 866-393-6455 (domestic) or 706-634-9717 (international) and enter passcode 74889122.

A replay of the webcast will be available shortly after the conclusion of the call on the Company's website until the next conference call to be held approximately 90 days from today. An audio replay of the call will be accessible to the public by calling (800) 642-1687 (domestic) or (706) 645-9291 (international) and then, following the prompts, enter conference ID 74889122 and record your name, affiliation, and contact number. The audio replay will be available for two weeks following the call.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those projected. Examples of such risks include those associated with: the integration of the operations of Optium and the realization of synergies expected to result from Finisar's combination with Optium; the rapidly evolving markets for Finisar's products and uncertainty regarding the development of these markets; Finisar's historical dependence on sales to a limited number of customers and fluctuations in the mix of products and customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Additional risks include the potential impact of pending civil litigation arising from the investigation of Finisar's historical option granting practices. Further information regarding these and other risks relating to Finisar's business, including the recently acquired operations of Optium, is set forth in Finisar's quarterly report on Form 10-Q (filed September 12, 2008).

ABOUT FINISAR

Finisar Corporation (NASDAQ: FNSR) is a global technology leader for fiber optic subsystems and network test systems that enable high-speed voice, video and data communications for networking, storage, wireless, and cable TV applications. For more than 20 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth and storage. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. For additional information, visit www.finisar.com.

FINISAR FINANCIAL STATEMENTS

The following financial tables are presented in accordance with GAAP.

                            Finisar Corporation
                  Consolidated Statements of Operations

                                                                   Three
                                                                   Months
                     Three Months Ended     Six Months Ended*      Ended*
                    November    October    November    October   August 3,
                     2, 2008   28, 2007*    2, 2008   28, 2007     2008
                   ----------  ---------  ----------  ---------  ---------
                        (Unaudited)            (Unaudited)      (Unaudited)
                   (in thousands, except  (in thousands, except
                    share and per share    share and per share
                           data)                  data)
Revenues
  Optical
   subsystems
   and components  $  147,746  $  90,930  $  263,520  $ 187,290  $ 115,774
  Network
   performance
   test systems        11,760      9,769      24,698     19,144     12,938
                   ----------  ---------  ----------  ---------  ---------
     Total
      revenues        159,506    100,699     288,218    206,434    128,712
Cost of revenues      109,859     67,180     187,903    138,883     78,044
Amortization of
 acquired developed
 technology             1,503      1,729       2,749      3,458      1,246
                   ----------  ---------  ----------  ---------  ---------
Gross profit           48,144     31,790      97,566     64,093     49,422
Gross margin             30.2%      31.6%       33.9%      31.0%      38.4%
Operating
 expenses:
  Research and
   development         24,868     17,630      45,641     35,132     20,773
  Sales and
   marketing           10,552      9,178      20,701     19,234     10,149
  General and
   administrative      11,728     11,914      22,225     20,732     10,497
  Acquired
   in-process
   research and
   development         10,500          -      10,500          -          -
  Amortization
   of purchased
   intangibles            753        490       1,021        980        268
  Impairment of
   goodwill and
   intangible
   assets             178,768          -     178,768          -          -
                   ----------  ---------  ----------  ---------  ---------
     Total
      operating
      expenses        237,169     39,212     278,856     76,078     41,687
                   ----------  ---------  ----------  ---------  ---------
Income (loss) from
 operations          (189,025)    (7,422)   (181,290)   (11,985)     7,735
Interest income           657      1,537       1,625      2,952        968
Interest expense       (2,878)    (4,358)     (6,886)    (8,604)    (4,008)
Other income
 (expense), net        (3,328)        85      (3,271)       (48)        57
                   ----------  ---------  ----------  ---------  ---------
Income (loss)
 before income
 taxes               (194,574)   (10,158)   (189,822)   (17,685)     4,752
Provision for
 income taxes          (7,743)       655      (6,997)     1,276        746
                   ----------  ---------  ----------  ---------  ---------
Net income (loss)  $ (186,831) $ (10,813) $ (182,825) $ (18,961) $   4,006
                   ==========  =========  ==========  =========  =========

Net income (loss)
 per share - basic $    (0.44) $   (0.04) $    (0.50) $   (0.06) $    0.01
Net income (loss)
 per share -
 diluted           $    (0.44) $   (0.04) $    (0.50) $   (0.06) $    0.01

Shares used in
 computing net
 loss per share -
 basic                426,601    308,635     367,115    308,634    310,133
Shares used in
 computing net
 loss per share -
 diluted              426,601    308,635     367,115    308,634    311,614

*Adjusted to reflect adoption of new accounting principle.

                            Finisar Corporation
                        Consolidated Balance Sheets
                              (In thousands)

                                                               Memo Optium
                                                              balance sheet
                                                               upon merger
                           November 2,   August 3,   April 30,  (August 29,
                              2008         2008        2008       2008)
                            ----------  ----------  ----------  ----------
                           (unaudited) (unaudited)             (unaudited)

Current assets:
  Cash and cash equivalents $   44,192  $   96,499  $   79,442  $   31,825
  Short-term available
   -for-sale investments         7,382      20,636      27,776           -
  Short-term available-
   for-sale investments
   - equity                          -       1,287       2,801           -
  Accounts receivable, net      94,737      57,186      48,005      29,094
  Accounts receivable,
   other                        10,237      10,936      12,408           -
  Inventories                  120,873      88,823      82,554      34,283
  Prepaid expenses               9,054       8,291       7,652         856
                            ----------  ----------  ----------  ----------
     Total current assets      286,475     283,658     260,638      96,058
Long-term
 available-for-sale
 investments - debt                326       7,452       9,236           -
Property, plant and
 improvements, net              92,136      75,624      89,847      19,129
Purchased technology, net       21,200      10,604      11,850      12,192
Other intangible assets,
 net                            15,982       3,632       3,899      13,000
Goodwill                        59,589      88,242      88,242     150,115
Minority investments            14,289      14,289      13,250           -
Other assets                     3,552       4,955       3,241         796
                            ----------  ----------  ----------  ----------
     Total assets           $  493,549  $  488,456  $  480,203  $  291,290
                            ==========  ==========  ==========  ==========

    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable          $   72,599  $   49,342  $   43,040  $   29,663
  Accrued compensation          17,621      13,521      14,397       1,483
  Other accrued liabilities     36,413      22,460      23,397      15,859
  Deferred revenue               4,922       5,692       5,312           -
  Current portion of
   other long-term
   liabilities                   6,085       5,286       2,436           -
  Convertible notes                  -      91,146     101,918           -
  Non-cancelable purchase
   obligations                   5,326       1,995       3,206           -
                            ----------  ----------  ----------  ----------
     Total current
      liabilities              142,966     189,442     193,706      47,005
Long-term liabilities:
  Convertible notes            150,000     150,000     150,000           -
  Other long-term
   liabilities                  22,217      23,569      18,911         973
  Deferred income taxes          1,190       9,454       8,903           -
                            ----------  ----------  ----------  ----------
     Total long-term
      liabilities              173,407     183,023     177,814         973
Stockholders' equity:
  Common stock                     473         311         309         161
  Additional paid-in
   capital                   1,801,642   1,546,344   1,540,241     253,651
  Accumulated other
   comprehensive income          2,726      10,170      12,973           -
  Accumulated deficit       (1,627,665) (1,440,834) (1,444,840)    (10,500)
                            ----------  ----------  ----------  ----------
     Total stockholders'
      equity                   177,176     115,991     108,683     243,312
                            ----------  ----------  ----------  ----------
Total liabilities and
 stockholders' equity       $  493,549  $  488,456  $  480,203  $  291,290
                            ==========  ==========  ==========  ==========

FINISAR NON-GAAP FINANCIAL MEASURES

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Finisar provides supplemental information regarding the Company's operating performance on a non-GAAP basis that excludes certain gains, losses and charges of a non-cash nature or which occur relatively infrequently and which management considers to be outside our core operating results. Some of these non-GAAP measures also exclude the ongoing impact of historical business decisions made in different business and economic environments. Management believes that tracking non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share provides management and the investment community with valuable insight into our current operations, our ability to generate cash and the underlying business trends which are affecting our performance. These non-GAAP measures are used by both management and our Board of Directors, along with the comparable GAAP information, in evaluating our current performance and planning our future business activities. In particular, management finds it useful to exclude non-cash charges in order to better correlate our operating activities with our ability to generate cash from operations and to exclude non-recurring and infrequently incurred cash charges as a means of more accurately predicting our liquidity requirements. We believe that these non-GAAP measures, when used in conjunction with our GAAP financial information, also allow investors to better evaluate our financial performance in comparison to other periods and to other companies in our industry.

In calculating non-GAAP gross profit, we have excluded the following items from cost of revenues in applicable periods:

--  Changes in excess and obsolete inventory reserve (predominantly non-
    cash charges or non-cash benefits);
--  Amortization of acquired technology (non-cash charges related to technology obtained in acquisitions);
--  Duplicate facility costs during facility move (non-recurring charges);
--  Stock-based compensation expense (non-cash charges);
--  Purchase accounting adjustment for sale of acquired inventory (non-
    cash and non-recurring charges); and
--  Reduction in force costs (non-recurring charges).

In calculating non-GAAP operating income , we have excluded the same items to the extent they are classified as operating expenses, and have also excluded the following items in applicable periods:

--  Options investigation costs included in general and administrative expense (non-recurring cash charges related to the special investigation into our historical stock option granting practices) and the cost of covering employee and employer tax liabilities (non-recurring cash charges)
    arising from that investigation recorded in each line of the income statement;
--  Disposal of a product line (non-recurring charges);
--  Acquired in-process research and development expense (non-recurring and non-cash charges);
--  Amortization of purchased intangibles (non-cash charges related to prior acquisitions); and
--  Impairment charges associated with intangible assets (non-cash and non-
    recurring).

In calculating non-GAAP net income and non-GAAP net income per share, we have also excluded the following items in applicable periods:

--  Amortization of discount on convertible debt (non-cash charges);
--  Loss on debt extinguishment (non-recurring and non-cash charges);
--  Gains and losses on sales of assets (non-recurring or non-cash losses and cash gains related to the periodic disposal of assets no longer required for current activities);
--  Gains and losses on minority investments (infrequently occurring and principally non-cash gains and losses related to the disposal of investments in other companies and non-cash income or loss from these investments accounted for under the equity method);
--  Foreign exchange transaction loss (non-recurring and non-cash charges);
--  Tax charges arising from timing difference related to asset purchases
    (non-cash provision); and
--  Cumulative effect of change in accounting principle (non-recurring and non-cash charges or income).

A reconciliation of this non-GAAP financial information to the corresponding GAAP information is set forth below:

                            Finisar Corporation
      Reconciliation of Results of Operations under GAAP and non-GAAP

                                                                   Three
                                                                   Months
                      Three Months Ended     Six Months Ended*     Ended*
                     November    October   November    October   August 3,
                      2, 2008   28, 2007*   2, 2008   28, 2007     2008
                     ---------  ---------  ---------  ---------  ---------
                         (Unaudited)           (Unaudited)      (Unaudited)
                        (in thousands,        (in thousands,
                       except per share      except per share
                             data)                 data)
Reconciliation of
 GAAP Gross Profit
 to non-GAAP Gross
 Profit:
Gross profit per
 GAAP                   48,144     31,790     97,566     64,093     49,422
Gross margin, GAAP        30.2%      31.6%      33.9%      31.0%      38.4%
Adjustments:
Cost of revenues
  Change in excess
   and obsolete
   inventory reserve     4,785      2,487      4,500      4,767       (285)
  Amortization of
   acquired technology   1,503      1,729      2,749      3,458      1,246
  Duplicate
   facility costs
   during facility
   move                    117          -        287          -        170
  Stock compensation       864        703      1,720      1,425        856
  Purchase
   accounting
   adjustment for
   sale of acquired
   inventory             1,402        441      1,402      1,306          -
  Reduction in
   force costs              19         92         55        192         36
                     ---------  ---------  ---------  ---------  ---------
     Total cost
      of revenue
      adjustments        8,690      5,452     10,713     11,148      2,023
Gross profit,
 non-GAAP               56,834     37,242    108,279     75,241     51,445
Gross margin,
 non-GAAP                 35.6%      37.0%      37.6%      36.4%      40.0%

Reconciliation of
 GAAP operating
 income (loss) to
 non-GAAP operating
 income (loss):
Operating income
 (loss) per GAAP      (189,025)    (7,422)  (181,290)   (11,985)     7,735
Operating margin,
 GAAP                   -118.5%      -7.4%     -62.9%      -5.8%       6.0%
Adjustments:
Total cost of
 revenue adjustments     8,690      5,452     10,713     11,148      2,023
Research and
 development
  Reduction in
   force costs              76          -         76         28          -
  Stock
   compensation          1,671      1,036      2,779      1,991      1,108
Sales and marketing
  Reduction in
   force costs               -         21        100         34        100
  Stock
   compensation            516        442      1,033        893        517
  Acquisition
   related
   compensation              -          -          -          -          -
General and
 administrative
  Reduction in
   force costs               -          -          -          6          -
  Stock
   compensation            720        350      1,296        981        576
  Costs related to
   options
   investigation           130      3,145        276      4,301        146
  Disposal of a
   product line              -          -        919          -        919
Amortization of
 purchased
 intangibles               753        490      1,021        980        268
Acquired in-process
 R&D                    10,500          -     10,500          -          -
Impairment of
 intangible assets     178,768          -    178,768          -          -
                     ---------  ---------  ---------  ---------  ---------
     Total cost of
      revenue and
      operating
      expense
      adjustments      201,824     10,936    207,481     20,362      5,657
Operating income,
 non-GAAP               12,799      3,514     26,191      8,377     13,392
Operating margin,
 non-GAAP                  8.0%       3.5%       9.1%       4.1%      10.4%

Reconciliation of
 GAAP net income
 (loss) to non-GAAP
 net income (loss):
Net income (loss)
 per GAAP             (186,831)   (10,813)  (182,825)   (18,961)     4,006
Total cost of
 revenue and
 operating expense
 adjustments           201,824     10,936    207,481     20,362      5,657
Amortization of
 discount on
 convertible debt          671      1,257      1,817      2,453      1,146
Loss on debt
 extinguishment            231          -        231          -          -
Other expense, net
  Loss (gain) on
   sale of assets          (20)      (372)       393       (359)       413
  Loss (gain) on
   minority
   investments           1,197        (67)       797       (184)      (400)
  Other misc income        (58)         -       (558)         -       (500)
  Foreign exchange
   transaction loss      1,729          -      1,729          -          -
Provision for income
 tax
  Timing difference
   related to
   asset purchases      (8,398)       544     (7,847)     1,088        551
                     ---------  ---------  ---------  ---------  ---------
Total adjustments      197,176     12,298    204,043     23,360      6,867
                     ---------  ---------  ---------  ---------  ---------
Net income, non-GAAP $  10,345  $   1,485  $  21,218  $   4,399  $  10,873
                     =========  =========  =========  =========  =========

Net income, non-GAAP
 per share - basic   $    0.02  $    0.00  $    0.06  $    0.01  $    0.03
Net income, non-GAAP
 per share - diluted $    0.02  $    0.00  $    0.06  $    0.01  $    0.03

Shares used in
 computing non-GAAP
 net income per
 share - basic         426,601    308,635    367,115    308,634    426,601
Shares used in
 computing non-GAAP
 net income per
 share - diluted       429,946    322,968    369,518    324,496    429,946

Non-GAAP EBITDA
Net income, non-GAAP $  10,345  $   1,485  $  21,218  $   4,399  $  10,873
Depreciation expense     7,445      5,716     13,836     11,684      6,391
Interest expense         1,550      1,564      3,444      3,199      1,894
Income tax expense         655        111        850        188        195
                     ---------  ---------  ---------  ---------  ---------
Non-GAAP EBITDA      $  19,995  $   8,876  $  39,348  $  19,470  $  19,353
                     =========  =========  =========  =========  =========

*Adjusted to reflect adoption of new accounting principle.

Contact:
Steve Workman
Chief Financial Officer
408-548-1000

Victoria McDonald
Senior Manager, Corporate Communications
408-542-4261
investor.relations@Finisar.com